UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2011

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

2555 West 190th Street, Suite 201

Torrance, California  90504

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 11, 2011, we completed the purchase of the real property comprising approximately 82,000 square feet of office space located at 1940 East Mariposa Avenue, El Segundo, California, which will be our new corporate headquarters. Our plan is to move into this building from our current headquarters located in Torrance, California in early fall of 2011 before the expiration of the Torrance lease. The total purchase price was $9.5 million in cash. In addition to the purchase price of the property, we expect to make certain improvements on the property for an expected cost of up to $4.5 million. In the near term, we expect to complete financing of the building and improvements through a variable interest rate loan committed to us by a commercial bank. Under the terms of a commitment letter to us from a commercial bank, the maximum amount of the committed loan is the lesser of $12 million, 75% of the “as improved” value of the property, and 75% of our acquisition and improvement costs. The commitment for the loan provides for a five year term with a 25 year straight-line principal repayment amortization period with a balloon payment at maturity. Interest is variable indexed to Prime plus a spread of 0.375% or LIBOR plus a spread of 2.375% at our option. The loan will be secured by the real property, and will contain financial covenants substantially similar to those of our existing asset-based credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated:  March 15, 2011